Exhibit 11.1

LENOX GROUP INC.

COMPUTATION OF NET LOSS PER SHARE

(In thousands, except per share amounts)

	13 WEEKS ENDED JUNE 28, 2008	13 WEEKS ENDED JUNE 30, 2007

Basic:
Net income	$(50,673)	$(11,311)

Weighted average number of common shares outstanding	13,941	13,812

Net loss per common share – basic	$(3.63)	$(0.82)

Assuming Dilution:
Net income	$(50,673)	$(11,311)

Weighted average number of common shares outstanding	13,941	13,812

Dilutive impact of the assumed exercise of stock options and unvested restricted stock	—	—
Weighted average number of common and common equivalent shares	13,941	13,812

Net loss per common share – assuming dilution	$(3.63)	$(0.82)

LENOX GROUP INC.

COMPUTATION OF NET LOSS PER SHARE

(In thousands, except per share amounts)

	26 WEEKS ENDED JUNE 28, 2008	26 WEEKS ENDED JUNE 30, 2007

Basic:
Net income	$(59,724)	$(24,306)

Weighted average number of common shares outstanding	13,909	13,798

Net loss per common share – basic	$(4.29)	$(1.76)

Assuming Dilution:
Net income	$(59,724)	$(24,306)

Weighted average number of common shares outstanding	13,909	13,798

Dilutive impact of the assumed exercise of stock options and unvested restricted stock	—	—
Weighted average number of common and common equivalent shares	13,909	13,798

Net loss per common share – assuming dilution	$(4.29)	$(1.76)